Exhibit 99.1

AVIS BUDGET GROUP ANNOUNCES COMPLETION
OF MULTI-COUNTRY EUROPEAN FLEET FACILITY

Transaction Provides Incremental Liquidity
for Funding its European Fleet

PARSIPPANY, N.J., October 21, 2011 — Avis Budget Group, Inc. (NASDAQ: CAR) announced today that it has completed a €350 million European variable fleet financing facility maturing in October 2013.  This financing has been executed in conjunction with the Company’s recently completed acquisition of Avis Europe plc and represents an initial step toward increasing use of vehicle-backed debt to finance its European fleet.

“This facility will provide significant additional liquidity in Germany, Italy and Spain on attractive terms," said David B. Wyshner, Avis Budget Group senior executive vice president and global chief financial officer.  “The facility can be expanded to include additional European jurisdictions and reflects the strength of our bank relationships and the quality of our assets.”

Credit Agricole Corporate & Investment Bank served as lead arranger of the facility.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with 10,000 rental locations in approximately 175 countries around the world.  Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world.  Avis Budget Group has approximately 28,000 employees and is headquartered in Parsippany, N.J.  For more information, visit www.avisbudgetgroup.com.

Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group's Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 including under headings such as "Forward-Looking Statements", “Risk Factors” and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and in other filings and furnishings made by the Company with the SEC from time to time. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Contacts

Media Contact: John Barrows (973) 496-7865 PR@avisbudget.com	Investor Contact: Neal Goldner (973) 496-5086 IR@avisbudget.com

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